EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into by and between OLP Wyoming Springs, LLC (“OLP”) and Harden Healthcare, LLC (“Harden”).  The parties to this Agreement are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, OLP alleges that on or about November 10, 2010, Prevarian Senior Living, LP (“Prevarian 1”), as landlord, entered into a commercial lease agreement with PM Management – Round Rock AL, LLC, as tenant (including all successor tenants, collectively, “Lessee”), pursuant to which Prevarian leased Lessee that certain assisted living and memory care facility in Williamson County, Texas (the “Facility”) under that certain Lease Agreement dated November 10, 2010 (as the same may have been amended and/or modified from time to time, the “Lease”);

WHEREAS, the Lease was subsequently assigned from Prevarian 1 to Prevarian SL Round Rock, LP (“Prevarian 2”), and on August 6, 2013, the Lease was assigned from Prevarian 2 to OLP (“OLP”);

WHEREAS, OLP alleges Harden entered into a Guaranty Agreement wherein Harden agreed to guaranty Lessee’s obligations under the Lease (“Harden Guaranty”);

WHEREAS, Harden alleges that in September 2013, Harden was merged with and into an affiliate of Gentiva Health Services, Inc. (“Gentiva”), and, in conjunction with that merger, the long-term care businesses previously owned by Harden, including the Facility operated by Lessee, were spun-off prior to the merger and retained by Harden’s prior owners (referred to herein as the “Indemnitors”) in an entity known as CTLTC Real Estate, LLC (“CTLTC”), which included Lessee, such that Harden had no further ownership, control, or input, over Lessee or the operation of the Facility;

WHEREAS, Harden alleges that in conjunction with the merger, the Indemnitors agreed to indemnify Harden for, inter alia, certain losses related to the long-term care businesses that were spun-off to CTLTC, including losses related to the Harden Guaranty (“Indemnification Obligations”);

WHEREAS, Harden alleges Benjamin Hanson (“Hanson”) was a Harden executive prior to the merger, and the President and Chief Executive Officer of CTLTC until it was subsequently sold to Senior Care Centers, LLC (“SCC”) in April 2015;

WHEREAS, Harden alleges the merger between Gentiva and Harden closed on or about October 18, 2013, and, contemporaneously with the closing, Hanson resigned from any position previously held with Harden, and was no longer affiliated with it;

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WHEREAS, Harden alleges that after the merger between Gentiva and Harden closed, and Hanson had resigned from Harden, OLP requested Hanson and CTLTC execute a series of documents related to the Lease;

WHEREAS, Harden alleges that on December 3, 2013, in response to OLP’s request, Hanson provided OLP an executed Guaranty Agreement on behalf of CTLTC with respect to the Lease, dated November 12, 2013, and also executed and provided OLP an Affirmation of Guaranty, dated November 12, 2013 (“Affirmation of Guaranty”), wherein he purported to affirm the Harden Guaranty notwithstanding that he was no longer affiliated with Harden and was managing the affairs of Lessee as the President and CEO of CTLTC;

WHEREAS, Harden alleges that in April 2015, CTLTC sold all of its equity interests to SCC, and CTLTC and Lessee became subsidiaries and/or affiliates of SCC;

WHEREAS, OLP alleges Lessee subsequently defaulted on the Lease in November 2018;

WHEREAS, OLP initiated a lawsuit against, inter alia, Harden, styled OLP Wyoming Springs, LLC, v. Harden Healthcare, LLC, et al., Cause No. 18-1511, in the 368th Judicial District, Williamson County, Texas, wherein OLP alleges it is entitled to recover outstanding amounts owed under the Lease from Harden, as guarantor of the Lease (“Lawsuit”);

WHEREAS, Harden alleges that on December 4, 2018, SCC and certain subsidiaries and/or affiliates, including CTLTC and Lessee, filed for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Northern District of Texas, jointly administered in Case No. 18-33967 (“SCC Bankruptcy”);

WHEREAS, Harden alleges it has sought indemnification from the Indemnitors arising out of and related to, inter alia, the Harden Guaranty;

WHEREAS, Harden disputed the allegations in the Lawsuit, and asserted third party claims against Hanson in the Lawsuit for, inter alia, breach of fiduciary duty, negligence, and declaratory relief, wherein Harden alleges, inter alia, Hanson breached duties owed to Harden when acting on behalf of CTLTC, including, but not limited to, his purported execution of the Affirmation of Guaranty and failure to disclose to OLP that he was not authorized to act on behalf of Harden, which Harden alleges proximately caused any damages Harden may incur arising from Hanson’s role in connection with the Harden Guaranty and Affirmation of Guaranty (“Harden Claims”);

WHEREAS, Hanson disputed the Harden Claims in the Lawsuit, and has asserted his right to a jury trial; and

WHEREAS, the Parties mediated the dispute with Ross Stoddard, and now desire to enter into this Agreement to avoid the costs and uncertainties of litigation, and resolve all issues and claims that have been and could have been brought against the other in the Lawsuit or related to the Lease, Harden Guaranty, or Affirmation of Guaranty.

NOW, THEREFORE in consideration of the foregoing, the mutual promises, agreements, covenants, representations, warranties, and provisions herein contained, and other good and

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valuable consideration described below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

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TERMS

1.Payment.  OLP shall be paid the sum of Five Million Three Hundred Eighty-Seven Thousand Five Hundred Dollars ($5,387,500.00), on or before April 15, 2022 (“Settlement Amount”).
(a)Wiring Instructions.  Unless otherwise agreed in writing (email suffices), the Settlement Amount shall be by wire transfer to:

M&T Bank

350 Park Avenue

New York, NY 10022

ABA # 022-000-046

Acct Name: One Liberty Properties, Inc.

Acct # 8890724076

Reference: Harden Litigation

(b)Non-Affiliate Payments. The Parties acknowledge and understand that the Settlement Amount paid to OLP pursuant to the terms of this Agreement may be made by one or more of the Indemnitors (including Hanson), not Harden, and that Harden is not undertaking any obligation under this Agreement to pay any portion of the Settlement Amount.
(c)Conditions Precedent.  The Parties acknowledge that timely receipt of the Settlement Amount, and delivery to OLP by Hanson of the executed Consent to Release in the form attached hereto as Exhibit A, are expressly made a condition precedent to the release provisions of this Agreement (collectively, the “Conditions Precedent”), and the Parties reserve all rights, claims, and defenses, in the event the Conditions Precedent are not timely satisfied.  For the purposes of clarity, in the event the Conditions Precedent are not timely satisfied, the release provisions in Paragraphs 3 and 4 below shall be of no force or effect, OLP may continue to pursue all of its rights, claims, and defenses against Harden, and Harden may continue to assert all of its rights, claims, and defenses against OLP, notwithstanding the terms of this Agreement.
2.Trial Reset, Jury Trial Waiver, Dismissal.  Upon execution of this Agreement, the Parties shall jointly seek to reset the current trial date in the Lawsuit to June 27, 2022, and secure first status on the Court’s trial docket.  Provided the Conditions Precedent are performed timely, the Parties shall cooperate, through their counsel, to request within five (5) business days of performance in full of the Conditions Precedent, dismissal with prejudice of all claims by and between the Parties, with each Party bearing its own attorneys’ fees and costs. In the event the Conditions Precedent are not timely performed in full, Harden shall undertake its best efforts to dispose of Hanson’s demand for a jury trial such that the reset trial date for the Lawsuit proceeds as a bench trial.
3.OLP Release.  Provided the Conditions Precedent are timely performed in full, OLP, and its parent(s), successors, and assigns, hereby release and forever discharge Harden, and its parent(s), affiliates, successors, and assigns, and Hanson, from any and all liability, claims, demands, damages, injuries, losses, costs, expenses, compensation, attorneys’ fees, actions, causes of actions, duties, debts, responsibilities, and liabilities of law or equity, whether known or

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unknown, which arise out of or relate to the Lease, the Harden Guaranty, the Affirmation of Guaranty, the SCC Bankruptcy, or the Lawsuit.  Notwithstanding the foregoing, this release does not apply to or include OLP’s rights and remedies to enforce any rights or obligations arising out of or related to this Agreement.
4.Harden and Hanson Release.  Provided the Conditions Precedent are timely performed in full, Harden, and its parent(s), successors, and assigns, and Hanson, hereby release and forever discharge OLP, and its parent(s), affiliates, successors, and assigns, from any and all liability, claims, demands, damages, injuries, losses, costs, expenses, compensation, attorneys’ fees, actions, causes of actions, duties, debts, responsibilities, and liabilities of law or equity, whether known or unknown, which arise out of or relate to the Lease, the Harden Guaranty, the Affirmation of Guaranty, the SCC Bankruptcy, or the Lawsuit.  Notwithstanding the foregoing, the release does not apply to or include Harden’s rights and remedies to enforce any rights or obligations arising out of or related to this Agreement.
5.Ownership.  It is expressly warranted by the Parties that they are the owners of all claims or causes of action released, and that they have not assigned any claims or cause of action to any third party, except as provided in this Agreement.
6.Entire Agreement After Independent Investigation and Advice of Counsel.  Each of the Parties hereto has cooperated in the drafting and preparation of this Agreement.  Therefore, in any construction to be made of this Agreement, the rule of construction that any ambiguity in an agreement should be construed against the drafting Party will not be asserted by or applied against any of the Parties hereto.  The Parties represent, warrant, and agree that this Agreement contains the entire agreement between the Parties, and that the Recital clauses herein are incorporated as a substantive and material part of this Agreement.  The Parties represent, warrant, and agree that this Agreement has been made after each of the Parties has made an independent investigation of the facts and relied upon the legal knowledge and advice of their attorneys in executing this Agreement.  No Party is relying on any statement or representation made by any other Party, or the other Party’s representatives, concerning the subject matter, basis, or effect of this Agreement, other than as set forth in this Agreement.  The Parties further agree that this Agreement may not be modified or amended except by mutual and signed written consent of all the Parties.
7.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will be deemed one and the same instrument.  This Agreement may be executed on varying dates and by facsimile or PDF email attachments, and a facsimile or PDF email signature will be as valid as an original signature.
8.Severability.  If any one or more of the provisions of this Agreement, or the application of any such provision to any person, entity, or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent at any time, the remainder of this Agreement, and the application of such provision to persons, entities, or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected, and shall continue to be enforceable to the fullest extent permitted by law.  Any invalid, unlawful, or unenforceable provision hereof shall be reformed to the extent necessary to render it valid,

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lawful, and enforceable in a manner consistent with the intentions of the parties hereto regarding such provision.
9.No Waiver.  No failure or forbearance by any of the Parties to exercise any right or remedy with respect to the enforcement of this Agreement, or waiver or indulgence of any breach or series of breaches of this Agreement, will be deemed or construed as an ongoing waiver in regard to any subsequent breach or as a waiver of any provision of this Agreement, or affect the enforceability of any part or all of this Agreement, and no waiver will be valid unless executed in writing by the waiving Party.
10.No Admission.  The Parties agree and acknowledge that this Agreement is not an admission of liability of any kind by either Party.
11.Confidentiality.  The terms and conditions of this Agreement shall remain confidential between the Parties and shall not be disclosed to any third-party except (i) as may be reasonably necessary to disclose to a Party’s mediators, attorneys, accountants, insurers, regulators, tax and/or financial advisors, and subsidiaries/affiliates and their respective members and shareholders; (ii) the Indemnitors and Hanson; (iii) any of Hanson’s or the Indemnitors’ mediators, attorneys, accountants, insurers, regulators, tax and/or financial advisors and subsidiaries/affiliates and their respective members and shareholders; and (iv) in connection with satisfying the Parties’ obligations under Section 2.  The Parties, Hanson, and the Indemnitors may also disclose the terms and conditions of this Agreement as may be reasonably necessary to assert or protect their rights or interests in a court proceeding or to comply with applicable law (including the requirements of any national securities exchange).  The Parties expressly understand and agree that OLP may disclose the fact of receipt of payment of the Settlement Amount in connection with any claim asserted against SCC’s bankruptcy estate and the reduction of such claim as a result of receipt of the Settlement Amount, and in connection with any national securities exchange filings; provided, however, that OLP’s disclosures shall not describe payment of the Settlement Amount as paid by Harden.
12.Binding on Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their successors, heirs, legal representatives, and permitted assigns, as well as any other persons or entities expressly identified or contemplated herein.
13.Governing Law.  This Agreement shall be governed by the laws of the State of Texas.

[Signature Page To Follow]

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EXECUTED on the dates as noted below.

OLP WYOMING SPRINGS, LLC
By:
Title:	Larry Ricketts
Date:

Harden Healthcare, LLC
By:
Title:	Scott Wandstrat Chief Litigation Officer
Date:

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EXHIBIT A

Consent to Release

This Consent to Release is executed in connection with that certain Settlement Agreement by and between Harden Healthcare, LLC (“Harden”) and OLP Wyoming Springs, LLC (“OLP”) dated effective as of February _, 2022 (the “Settlement Agreement”).

The undersigned, having allegedly indemnified Harden for certain losses as described in the Settlement Agreement, hereby (i) acknowledges receipt of the Settlement Agreement; (ii) consents and agrees to be bound by the release contained in Paragraph 4 of the Settlement Agreement; and (iii) as it relates to interpretation and enforcement of this Consent to Release, consents and agrees to be bound by Paragraphs 5-13 of the Settlement Agreement as if the undersigned were a party to the Settlement Agreement.

Signed and dated this ____ day of _________________, 2022

Benjamin Hanson

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